As filed with the Securities and Exchange Commission on September 22, 2004

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEWTEK BUSINESS SERVICES, INC.

(Exact Name of Registrant as Specified in Its Charter)

New York	11-3504638
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

100 Quentin Roosevelt Blvd, Suite 408

Garden City, NY 11530

(Address of Principal Executive Offices)

Newtek Business Services, Inc. 2003 Stock Incentive Plan

(Full title of the Plan)

Barry Sloane

Chairman of the Board and Chief Executive Officer and Secretary

Newtek Business Services, Inc.

100 Quentin Roosevelt Blvd, Suite 408

Garden City, NY 11530

(Name and Address of Agent For Service)

(516) 390-2260

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Matthew G. Ash, Esquire

Cozen O’Connor

1667 K Street, N.W., Suite 500

Washington, D.C. 20006

(202) 912-4800

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $.02 par value	1,000,000	(1)	(2)	$4,329,967	(2)	$552.94

(1)	This registration statement is filed to register 1,000,000 shares of common stock issuable upon exercise of awards granted or to be granted pursuant to the Newtek Business Services, Inc. 2003 Stock Incentive Plan.
(2)	Pursuant to Rule 457(h), the registration fee may be calculated, inter alia, based upon the price at which the awards have been made. 1,000,000 shares are being registered hereby, of which 430,149 have been awarded at an average price of $5.35 per share ($2,301,297 in the aggregate). The remainder of the shares which have not been awarded (569,851 shares), are being registered based upon the average of the high and low selling prices of the common stock of the registrant as reported on the National Association of Securities Dealers Automation Quotation, National Market System on September 17, 2004 of $3.56 per share ($2,028,670 in the aggregate). Therefore, the total amount of the offering being registered herein is $4,329,967.

INTRODUCTORY STATEMENT

This Registration Statement is filed for the purpose of registering 1,000,000 shares of common stock, $.02 par value per share, or Common Stock, of Newtek Business Services, Inc., or Newtek, pursuant to the Newtek Business Services, Inc. 2003 Stock Incentive Plan, or the Plan.

PART I

The documents containing the information required by this Part I will be sent or given to participants in the Plan by written request to Director of Administration and Human Resources, Suite 408, 100 Quentin Roosevelt Blvd., Garden City, NY 11530, or by calling 516-390-2260. These documents and those incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10 (a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents are incorporated by reference in this Registration Statement:

(a)	Annual Report on Form 10-K for the year ended December 31, 2003, as amended;

(b)	Quarterly Report on Form 10-Q for the three and six month periods ended March 31, 2004 and June 30, 2004;

(c)	Current Reports on Form 8-K filed February 26, 2004, March 2, 2004, April 30, 2004, May 5, 2004, June 25, 2004, July 2, 2004, July 13, 2004, August 6, 2004, August 18, 2004, August 23, 2004, August 25, 2004 and August 26, 2004; and

(d)	the description of the Company’s securities contained in the Company’s Registration Statement on Form 8-A dated September 18, 2000.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement, and to be a part hereof from the date of filing of such documents.

Item 6. Indemnification of Directors and Officers

Our Restated Articles of Incorporation contain a provision, authorized by the New York Business Corporation Law (“NBCL”), designed to eliminate in certain circumstances the personal liability of officers and directors for monetary damages to Newtek or its stockholders for breach of their fiduciary duty as officers or directors. This provision, however, does not limit the liability of any officer or director who breached his or her duty of loyalty to the company or its shareholders, acted in bad faith, or whose actions were the result of active and deliberate dishonesty and were material to the cause of action to be adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. This provision will not limit or eliminate the rights of the company or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of an officer or director’s duty of care. In addition, this provision applies only to claims against an officer or director arising out of his or her role as officer or director and does not relieve an officer or director from liability unrelated to his fiduciary duty of care or from a violation of statutory law such as certain liabilities imposed on officers and directors under the federal securities laws.

Our Restated Articles of Incorporation and Restated Bylaws also provide that we shall indemnify all directors and officers to the full extent permitted by the NBCL. Under the provisions of the NBCL, any director or officer who, in his or her capacity as such, is made or threatened to be made a party to any suit or proceeding, may be indemnified if the Board of Directors determines such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company or its shareholders, and in criminal actions or proceedings, in addition had no reasonable cause to believe that his conduct was unlawful.

Officers and directors are covered within specified monetary limits by insurance against certain losses arising from claims made by reason of their being directors or officers of the company or of the company’s subsidiaries and they are indemnified against such losses by reason of their being or having been directors or officers of another corporation, partnership, joint venture, trust or other enterprise at the company’s or its subsidiaries’ request.

Item 8. Exhibits

For a list of all exhibits filed or included as part of this Registration Statement, see “Index to Exhibits” at the end of this Registration Statement.

Item 9. Undertakings

1.	The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee “table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of New York, State of New York, on this 22nd day of September 2004.

NEWTEK BUSINESS SERVICES, INC.

By:	/s/ Barry Sloane
Barry Sloane, Chairman of the Board, Chief Executive Officer and Secretary (Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and/or officers of Newtek Business Services, Inc. (the “Company”), hereby severally constitute and appoint Barry Sloane, Chairman and Chief Executive Officer, with full power of substitution and resubstitution, our true and lawful attorney, with full powers to him to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 filed with the Securities and Exchange Commission, and any and all amendments to said registration statement (including post-effective amendments), in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, and hereby ratifying and confirming all that said attorney or his substitute shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Barry Sloane Barry Sloane	Chairman of the Board, Chief Executive Officer and Secretary	September 22, 2004

/s/ Jeffrey G. Rubin Jeffrey G. Rubin	President and Director	September 22, 2004

/s/ Brian A. Wasserman Brian A. Wasserman	Treasurer, Chief Financial Officer, Director and Chief Accounting Officer	September 22, 2004

/s/ David C. Beck David Beck	Director	September 22, 2004

/s/ Steven A. Shenfeld Steven A. Shenfeld	Director	September 22, 2004

/s/ Jeffrey M. Schottenstein Jeffrey M. Schottenstein	Director	September 22, 2004

/s/ Christopher G. Payan Christopher G. Payan	Director	September 22, 2004

INDEX TO EXHIBITS

Exhibit	Description
4	The Newtek Business Services, Inc. 2003 Stock Incentive Plan

5	Opinion of Cozen O’Connor

23.1	Consent of Cozen O’Connor, included in Exhibit 5

23.2	Consent of PriceWaterhouse Coopers LLP

24	Power of Attorney (contained in the signature page to this Registration Statement)